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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                  Contact: Stephen E. Hare
                                                Executive Vice President and CFO
                                                (804) 287-5685

              CADMUS COMMUNICATIONS REPORTS SECOND QUARTER EARNINGS

                             ----------------------
                   Company Achieves Sequential Improvement in
                       Earnings and Further Debt Reduction

RICHMOND, VA (January 24, 2002) -- Cadmus Communications Corporation (Nasdaq/NM:
CDMS) today reported net sales of $120.9 million and net income of $1.3 million, or $0.15 per share, for the second quarter of its fiscal year 2002. Financial highlights for the three months ended December 31, 2001 were as follows:

  o Revenues increased by 7% compared to the first quarter of fiscal 2002;
  o Earnings per share improved to $0.15 versus $0.06 in the first quarter of fiscal 2002;
  o Cash earnings per share (excluding goodwill amortization) improved to $0.28 versus $0.20 in the first quarter of fiscal 2002;
  o The Company reduced total debt (including securitization) by $13.9 million primarily with cash flow from operations.

Commenting on the quarter, Bruce V. Thomas, president and chief executive officer, remarked, "In this challenging economic environment, we are pleased to report sequential improvement in earnings. We are seeing benefits from our cost reduction programs that have reduced expenses on a company-wide basis. In addition, we have been awarded several new multi-year contracts and our new business development activity remains strong. As a result, we have been able to sequentially grow revenues in both our Publishing Services and Packaging businesses this quarter and believe that we have gained share in our key markets."

Mr. Thomas added, "During the quarter, we saw improved overall performance and continued to generate positive cash flow and meaningful debt reduction. Our less economically sensitive divisions (scientific, technical and medical ("STM") journals and professional books and directories) continued to generate stable operating results. And, while our more economically sensitive divisions (special interest magazines and specialty packaging) still have much room for improvement, both achieved better profitability than in recent quarters. Looking ahead, we remain confident that our profit improvement actions, combined with lower debt levels, will continue to mitigate the volume and pricing pressures that we face.

Operating Results Review

Net sales for the fiscal second quarter totaled $120.9 million compared with $128.6 million last year, a decline of 6%. Publication Services segment (STM journal services, special interest magazines, and professional books and directories) sales were down 7%, almost entirely because of a 13% decline in special interest magazine sales. The decline in special interest magazine sales resulted from a continued reduction in advertising pages during this weak economic environment. Specialty packaging sales increased 5% in the quarter. All sales amounts for the prior year exclude divested and closed operations.

Operating income totaled $6.9 million in the second quarter compared to $10.6 million last year before restructuring and other charges. Operating income improved sequentially compared to $5.9 million in the first quarter of 2002. Cash flow from operations and the proceeds of asset sales were used to reduce total debt (including securitization) by $13.9 million for the quarter.

Net income for the second quarter totaled $1.3 million, or $0.15 per share, compared with $2.8 million, or $0.32 per share, last year before restructuring and other charges. If the Company had adopted Statement of Financial Accounting Standards No.142 ("SFAS 142"), which requires that goodwill be tested for impairment annually instead of amortized, second quarter earnings for fiscal 2002 would have been $0.28 per share as a result of the elimination of goodwill amortization.

Net sales for the first half of fiscal year 2002 totaled $234.0 million compared with $245.7 million last year excluding divested and closed operations, a decline of 5% primarily because of lower special interest magazine sales. Operating income totaled $12.8 million for the first half compared to $21.1 million last year before restructuring and other charges. Cash flow from operations and asset sales were used to reduce total debt (including securitization) by $23.9 million for the first six months of the fiscal year. If the Company had adopted SFAS 142, first half earnings for fiscal 2002 would have been $0.48 per share as a result of the elimination of goodwill amortization.

                    -----------------------------------------

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the world's largest provider of content management and production services to scientific, technical and medical journal publishers, the fourth largest publications printer in North America, and a leading national provider of specialty packaging products and services. Additional information about Cadmus is available at www.cadmus.com.

Statements made in this release relating to Cadmus' future prospects and performance are "forward-looking statements" that are subject to risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those expressed or implied by such statements. Discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the Company's ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Other potential risks and uncertainties include but are not limited to: (1) the overall economic environment in North America, (2) our ability to develop and market new capabilities and services to take advantage of technology changes in the publishing process, especially for scientific, technical and medical journals, (3) significant price pressure in the markets in which we compete, (4) the loss of significant customers or the decrease in demand from customers, (5) our ability to continue to obtain improved efficiencies and lower production costs, (6) adverse changes in our product sales mix, (7) the impact of industry consolidation among key customers, (8) our ability to successfully complete certain consolidation initiatives and effect other restructuring actions, and
(9) our ability to operate profitably and effectively with high levels of indebtedness. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. The information provided in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements made therein.

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                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)
                                   (Unaudited)

                                                            Three Months Ended                   Six Months Ended
                                                               December 31,                        December 31,
                                                        ---------------------------         ----------------------------
                                                             2001           2000                 2001           2000
                                                        ------------  -------------         -------------  -------------
   Net sales                                               $120,919      $140,180              $234,040       $268,922

   Operating expenses:
       Cost of sales                                         99,185       115,741               193,002        219,634
       Selling and administrative expenses                   13,585        12,594                25,774         25,617
       Amortization expense                                   1,215         1,292                 2,461          2,595
       Restructuring and other charges                            -         1,650                    -           2,406
                                                           --------      --------              --------       --------
                                                            113,985       131,277               221,237        250,252

   Operating income                                           6,934         8,903                12,803         18,670

   Interest and other expenses:
       Interest                                               4,006         4,901                 8,440         10,141
       Securitization costs                                     309           810                   692          1,570
       Other, net                                                86            13                   158            (69)
                                                           --------      --------              --------       --------
                                                              4,401         5,724                 9,290         11,642
                                                           --------      --------              --------       --------

   Income before income taxes                                 2,533         3,179                 3,513          7,028

   Income tax expense                                         1,193         1,319                 1,651          2,917
                                                           --------      --------              --------       --------

   Net income                                              $  1,340      $  1,860              $  1,862       $  4,111
                                                           ========      ========              ========       ========


   Net income per share, assuming dilution                 $   0.15      $   0.21              $   0.21       $   0.46
                                                           ========      ========              ========       ========

   Weighted-average common shares
       outstanding                                            8,995         8,938                 9,002          8,938
                                                           ========      ========              ========       ========


   Cash dividends per common share                         $   0.05      $   0.05              $   0.10       $   0.10
                                                           ========      ========              ========       ========

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                               SELECTED HIGHLIGHTS
               (In thousands, except per share data and percents)
                                   (Unaudited)

                                                                  Three Months Ended                    Six Months Ended
                                                                     December 31,                         December 31,
                                                             ------------------------------     -------------------------------
                                                                2001              2000              2001              2000
                                                             -----------       ------------     -------------      ------------
Net sales, as reported                                     $    120,919      $     140,180    $      234,040     $     268,922
Net sales, recurring operations (1)                             120,919            128,583           234,040           245,665

Capital expenditures                                              2,336              5,243             4,670             8,460
Depreciation & amortization expense                               6,332              6,563            12,669            13,159

EBITDA (2) (3)                                                   13,180             17,103            25,314            34,304
EBITDA margin (2) (3)                                             10.9%              12.2%             10.8%             12.8%
Earnings per share, assuming dilution (3)                  $       0.15      $        0.32    $         0.21     $        0.62
Earnings per share, excluding amortization expense (3)
                                                           $       0.28      $        0.46    $         0.48     $        0.91

(1) Excludes divested and closed operations.
(2) Earnings before interest, taxes, depreciation, amortization and securitization costs.
(3) Before restructuring and other charges of $1.7 million ($1.0 million net of taxes) for the three months ended December 31, 2000, and $2.4 million ($1.4 million net of taxes) for the six months ended December 31, 2000.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                                 December 31,
                                                                                     2001                    June 30,
                                                                                 (Unaudited)                   2001
                                                                            ---------------------       ----------------
Assets:
     Cash and cash equivalents                                               $         2,040           $        3,130
     Accounts receivable, net                                                         28,936                   33,662
     Inventories                                                                      24,078                   24,863
     Other current assets                                                              8,025                   11,612
     Property plant and equipment, net                                               129,295                  138,002
     Other assets, net                                                               184,389                  186,159
                                                                             -----------------         --------------

 Total assets                                                                $       376,763           $      397,428
                                                                             =================         ==============

 Liabilities and shareholders' equity:
     Current liabilities, excluding current debt                             $        72,202           $       66,854
     Total debt (net of securitization)                                              156,590                  182,987
     Other long-term liabilities                                                      37,294                   38,029
     Shareholders' equity                                                            110,677                  109,558
                                                                             -----------------         --------------
 Total liabilities and shareholders' equity                                  $       376,763           $      397,428
                                                                             =================         ==============